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                                                                 EXHIBIT 99.1


WSi INTERACTIVE CORPORATION                 Symbols: CDNX - WIZ   OTC - WIZZF


                                  NEWS RELEASE



MARCH 27, 2000

             WSI INTERACTIVE EXPANDS ON STOCKSECRETS.COM TRANSACTION

Further to its news release of March 21, 2000, WSi would like to expand on the sale of the Stocksecrets.com financial website.

WSi is selling its Stocksecrets.com business to Internetfinancialcorp.com ("IFAN"), a fully registered, US public company, the shares of which trade on the OTC Bulletin Board market with ticker symbol "IFAN". Under the terms of the agreement, on closing WSi will own 49.9% (approximately 7,450,000 shares) of the total issued and outstanding shares of IFAN, subject to resale restrictions and a one year hold. No directors, senior officers, or other insiders of WSi have any beneficial interest in any shares of IFAN either directly or indirectly. Upon closing, the value of WSi's position in IFAN will accrue directly to its shareholders only. Theo Sanidas, President of WSi Interactive Corp., and Lance Morginn, Vice-President, have been appointed acting directors of IFAN to facilitate the transaction.

In addition, IFAN will conclude a US$1 million financing which will be used to develop and run the Stocksecrets.com business, the raising of which is a condition of the transaction.

On closing, all of the directors of IFAN shall be nominees of WSi Interactive Corp. WSi shall continue to manage the Stocksecrets.com business for IFAN for a fee of US$50,000 per month. In a separate transaction, IFAN received services from WSi for a fee of $US250,000.

Stocksecrets.com was created by WSi in March 1999 to provide financial information to investors across North America. Stocksecrets.com provides investors with detailed information on small cap stocks, including free real-time quotes and daily financial analysis. With respect to daily content, Stocksecrets.com publishes the IT Investor, the only Web-based newsletter in North America offering free daily analysis and buy/sell recommendations on domestic and globally-traded Internet and technology stocks. With the explosive growth of the Internet since the mid-90's, the Web has become the investor's most powerful tool, and the number of investors turning to the Internet is growing at a rapid pace. To capture this market, Stocksecrets.com is dedicated to providing free daily information and free real-time quotes.

WSi is modeling its Internet incubator business on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. In some cases WSi develops its own businesses which may be developed as separate entities, such as Stocksecrets.com. In other cases WSi assists early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and uses its experience to help Internet companies build traffic, develop brands, and capitalize on multiple revenue streams. WSi also assists both Internet


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businesses that it has developed and third-party Internet companies to become public companies, in all cases with WSi maintaining a significant share position.

The Stocksecrets.com transaction with IFAN is consistent with WSi's stated Internet incubator business. The transaction will leave WSi in control of IFAN with a significant share position capable of great appreciation, and WSi shall receive a considerable revenue stream from IFAN. In effect, WSi is taking a subsidiary public. For its part, IFAN will have a dynamic Internet business capable of tremendous growth.

THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi revenue generating properties include: Medianetsolutions.com, a high-end Web development and hosting company which has developed more than 100 websites including some award winners; Targetpacks.com, an award-winning website and opt-in list email marketing organization; Westernshores.com, a direct and database marketing company with proprietary geodemographic and pinpoint marketing capabilities; Stocksecrets.com, an investment website offering free real-time quotes; Investmentworldnews.com, an online and print publication distributed to over half a million investors across North America; and Yourwinestore.com, with one of the world's most comprehensive databases of wineries and wines. Yourwinestore.com is one of several websites which will become part of a hospitality vertical portal now being developed.

In various stages of development are Healthcreator.com, a unique website that customizes a daily health plan comprising daily meals, exercise and supplements; and Flashcandy.com, an e-greetings company which offers rich media and sound animated cards suitable for all occasions, owned 25% by WSi. In addition, WSi has recently secured a Canada wide Fiber and Wireless Broadband Network license, and has invested in the new convergence of television and the Internet.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to: info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

NAME:             ______________________________________________

COMPANY:          ______________________________________________

E-MAIL:           ______________________________________________

PHONE#:           ______________________________________________

FAX#:             ______________________________________________



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Send by:          E-mail or fax:   yes / no.      E-mail only:    yes / no

Toll free:        1-888-388-4636
Fax:              1-877-499-5806

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

/s/ Theo Sanidas

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.